Exhibit 10.19

BIRD RIDES, INC.

2017 STOCK PLAN

STOCK OPTION AGREEMENT

1. Grant of Option. Bird Rides, Inc., a Delaware corporation (the “Company”), hereby grants to the person (“Optionee”) named in the Notice of Stock Option Grant (the “Notice”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice, at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the Bird Rides, Inc. 2017 Stock Plan (the “Plan”) adopted by the Company, which is incorporated in this Stock Option Agreement (this “Agreement”) by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement or the Notice shall have the meanings defined in the Plan.

2. Designation of Option. This Option is intended to be an Incentive Stock Option as defined in Section 422 of the Code only to the extent so designated in the Notice, and to the extent it is not so designated or to the extent this Option does not qualify as an Incentive Stock Option, it is intended to be a Nonstatutory Stock Option.

Notwithstanding the above, if designated as an Incentive Stock Option, in the event that the Shares subject to this Option (and all other incentive stock options granted to Optionee by the Company or any Parent or Subsidiary, including under other plans) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of USD$ 100,000, the Shares in excess of USD $100,000 shall be treated as subject to a nonstatutory stock option, in accordance with Section 5(c) of the Plan.

3. Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions of Section 7(c) of the Plan as follows:

(a) Right to Exercise.

(i) This Option may not be exercised for a fraction of a share.

(ii) In the event of Optionee’s death, Disability or other termination of Continuous Service Status, the exercisability of this Option is governed by Section 5 below, subject to the limitations contained in this Section 3.

(iii) In no event may this Option be exercised after the Expiration Date set forth in the Notice.

(b) Method of Exercise.

(i) This Option shall be exercisable by execution and delivery of the Exercise Agreement attached hereto as Exhibit A or of any other form of written notice approved for such purpose by the Company which shall state Optionee’s election to exercise this Option, the number of Shares in respect of which this Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered to the Company by such means as are determined by the Company in its discretion to constitute adequate delivery. The written notice shall be accompanied by payment of the aggregate Exercise Price for the purchased Shares.

(ii) As a condition to the grant, vesting and exercise of this Option and as further set forth in Section 9 of the Plan, Optionee hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company and any Subsidiary or Affiliate for) any applicable taxes or tax withholdings, social contributions, required deductions, or other payments, if any (“Tax-Related Items”), which arise upon the grant, vesting or exercise of this Option, ownership or disposition of Shares, receipt of dividends, if any, or otherwise in connection with this Option or the Shares, whether by withholding, direct payment to the Company, or otherwise as determined by the Company in its sole discretion. Regardless of any action the Company or any Subsidiary or Affiliate takes with respect to any or all applicable Tax-Related Items, Optionee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains Optionee’s responsibility and may exceed any amount actually withheld by the Company or any Subsidiary or Affiliate. Optionee further acknowledges and agrees that Optionee is solely responsible for filing all relevant documentation that may be required in relation to this Option or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company or any Subsidiary or Affiliate pursuant to Applicable Law), such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or exercise of this Option, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. Optionee further acknowledges that the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items and does not commit to and is under no obligation to structure the terms or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Optionee also understands that Applicable Laws may require varying Share or option valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Optionee under Applicable Laws. Further, if Optionee has become subject to Tax-Related Items in more than one jurisdiction, Optionee acknowledges that the Company or any Subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(iii) The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of this Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. Furthermore, Optionee understands that the Applicable Laws of the country in which Optionee is residing or working at the time of grant, vesting, and/or exercise of this Option (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of this Option. This Option may not be exercised until such time as the Plan has been approved by the holders of capital stock of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any

Applicable Laws, including any applicable U.S. federal or state securities laws or any other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by the Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which this Option is exercised with respect to such Shares, subject to Applicable Laws.

(iv) Subject to compliance with Applicable Laws, this Option shall be deemed to be exercised upon receipt by the Company of the appropriate written notice of exercise accompanied by the Exercise Price and the satisfaction of any applicable obligations described in Section 3(b)(ii) above.

4. Method of Payment. Unless otherwise specified by the Company in its sole discretion to comply with Applicable Laws or facilitate the administration of the Plan, payment of the Exercise Price shall be by cash or check or, following the initial public offering of the Company’s Common Stock, by Cashless Exercise pursuant to which the Optionee delivers an irrevocable direction to a securities broker (on a form prescribed by the Company and according to a procedure established by the Company).

Optionee understands and agrees that, if required by the Company or Applicable Laws, any cross-border cash remittance made to exercise this Option or transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require Optionee to provide to such entity certain information regarding the transaction. Moreover, Optionee understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and may decrease in value, even below the Exercise Price. Optionee understands that neither the Company nor any Subsidiary or Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Subsidiary or Affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Option (or the calculation of income or Tax-Related Items thereunder).

5. Termination of Relationship. Following the date of termination of Optionee’s Continuous Service Status for any reason (the “Termination Date”), Optionee may exercise this Option only as set forth in the Notice and this Section 5. Upon a termination of Optionee’s Continuous Service Status, this Option, (i) to the extent this Option is not vested as of the Termination Date, shall not vest (unless otherwise expressly provided by the Administrator) following the Termination Date, shall remain outstanding for a period of thirty (30) days following the Termination Date, and shall terminate at the end of such 30-day period, and (ii) to the extent this Option is vested as of the Termination Date, shall be exercisable for the Termination Period set forth in the Notice or the termination periods set forth below (as applicable), and if Optionee does not exercise such vested portion of this Option within the applicable exercise period, this Option shall terminate in its entirety at the close of business on the last day of such period. For clarity, in no event may this Option be exercised after the Expiration Date of this Option as set forth in the Notice. For the avoidance of doubt and for purposes of this Option only, termination of Continuous Service Status and the Termination Date will be deemed to occur as of the date Optionee is no longer actively providing services as an

Employee or Consultant (except, in certain circumstances, to the extent Optionee is on a Company-approved leave of absence and subject to any Company policy or Applicable Laws regarding such leaves) and will not be extended by any notice period or “garden leave” that may be required contractually or under Applicable Laws, unless otherwise determined by the Company in its sole discretion.

(a) General Termination. In the event of termination of Optionee’s Continuous Service Status other than as a result of Optionee’s Disability or death or Optionee’s termination for Cause, Optionee may, to the extent this Option is then vested and exercisable, exercise this Option during the Termination Period set forth in the Notice.

(b) Termination upon Disability of Optionee. In the event of termination of Optionee’s Continuous Service Status as a result of Optionee’s Disability, Optionee may, but only within 12 month(s) following the Termination Date, exercise this Option to the extent this Option is then vested and exercisable.

(c) Death of Optionee. In the event of termination of Optionee’s Continuous Service Status as a result of Optionee’s death, or in the event of Optionee’s death within 3 month(s) following Optionee’s Termination Date, this Option may be exercised at any time within 12 month(s) following the Termination Date, or if later, 12 month(s) following the date of death by any beneficiaries designated in accordance with Section 16 of the Plan or, if there are no such beneficiaries, by the Optionee’s estate, or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent this Option is then vested and exercisable.

(d) Termination for Cause. In the event of termination of Optionee’s Continuous Service Status for Cause, this Option (including any vested portion thereof) shall immediately terminate in its entirety upon first notification to Optionee of such termination for Cause. If Optionee’s Continuous Service Status is suspended pending an investigation of whether Optionee’s Continuous Service Status will be terminated for Cause, all Optionee’s rights under this Option, including the right to exercise this Option, shall be suspended during the investigation period.

6. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

7. Lock-Up Agreement. If so requested by the Company or the underwriters in connection with the initial public offering of the Company’s securities registered under the Securities Act of 1933, as amended, Optionee shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired (except for those being registered) without the prior written consent of the Company or such underwriters, as the case may be, for 180 days from the effective date of the registration statement, plus such additional period, to the extent required by FINRA rules, up to a maximum of 216 days from the effective date of the registration statement, and Optionee shall execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such offering.

8. Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Administrator regarding any questions relating to this Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail.

9. Imposition of Other Requirements. The Company reserves the right, without Optionee’s consent, to cancel or forfeit outstanding grants or impose other requirements on Optionee’s participation in the Plan, on this Option and the Shares subject to this Option and on any other Award or Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan. Optionee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Optionee acknowledges that the Applicable Laws of the country in which Optionee is residing or working at the time of grant, holding, vesting, and exercise of the Option or the holding or sale of Shares received pursuant to the Option (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Optionee to additional procedural or regulatory requirements that Optionee is and will be solely responsible for and must fulfill. If applicable, such requirements may be outlined in but are not limited to the Country-Specific Addendum (the “Addendum”) attached hereto, which forms part of this Agreement. Notwithstanding any provision herein, Optionee’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. The Optionee also understands and agrees that if the Optionee works, resides, moves to, or otherwise is or becomes subject to Applicable Laws or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him as from the date of grant, unless otherwise determined by the Company in its sole discretion.

10. Electronic Delivery and Translation. The Company may, in its sole discretion, decide to deliver any documents related to Optionee’s current or future participation in the Plan, this Option, the Shares subject to this Option, any other Company Securities or any other Company-related documents, by electronic means. By accepting this Option, whether electronically or otherwise, Optionee hereby (i) consents to receive such documents by electronic means, (ii) consents to the use of electronic signatures, and (iii) if applicable, agrees to participate in the Plan and/or receive any such documents through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. To the extent Optionee has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Option in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

11. No Acquired Rights or Employment Rights. In accepting the Option, Optionee acknowledges that the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time. The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, other Awards or benefits in lieu of Options, even if Options have been granted repeatedly in the past, and all decisions with respect to future grants of Options or other Awards, if any, will be at the sole discretion of the Company. In addition, Optionee’s participation in the Plan is voluntary, and the Option and the Shares subject to the Option are extraordinary items that do not constitute regular compensation for services rendered to the Company or any Subsidiary or Affiliate and are outside the scope of Optionee’s employment contract, if any. The Option and the Shares subject to the Option are not intended to replace any pension rights or compensation and are not part of normal or expected salary or compensation for any purpose, including but not limited to calculating severance payments, if any, upon termination.

Nothing contained in this Agreement is intended to constitute or create a contract of employment, nor shall it constitute or create the right to remain associated with or in the employ of the Company or any Subsidiary or Affiliate for any particular period of time. This Agreement shall not interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate Optionee’s employment or service at any time, subject to Applicable Laws.

12. Data Privacy. Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, whether in electronic or other form, of Optionee’s personal data (as described below) by and among, as applicable, the Company and any Subsidiary or Affiliate or third parties as may be selected by the Company for the exclusive purpose of implementing, administering, and managing Optionee’s participation in the Plan. Optionee understands that refusal or withdrawal of consent may affect Optionee’s ability to participate in the Plan or to realize benefits from the Option.

Optionee understands that the Company and any Subsidiary or Affiliate may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary or Affiliate, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor (“Personal Data”). Optionee understands that Personal Data may be transferred to any Subsidiary or Affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, Optionee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Optionee’s country.

13. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States located in California and no other courts.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(d) Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

(e) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

Country-Specific Addendum

This Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals who are working or residing in the countries listed below and that may be material to Optionee’s participation in the Plan. Such notices, disclaimers, and/or terms and conditions may also apply, as from the date of grant, if the Optionee moves to or otherwise is or becomes subject to the Applicable Laws or Company policies of the country listed. However, because foreign exchange regulations and other local laws are subject to frequent change, Optionee is advised to seek advice from his or her own personal legal and tax advisor prior to accepting or exercising an Option or holding or selling Shares acquired under the Plan. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s acceptance of the Option or participation in the Plan. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan, the Notice of Stock Option Grant and the Stock Option Agreement. This Addendum forms part of the Stock Option Agreement and should be read in conjunction with the Stock Option Agreement and the Plan.

Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Stock Option Agreement (of which this Addendum is a part), the Notice of Stock Option Grant, the Plan, and any other communications or materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in your jurisdiction

AUSTRIA

Securities Disclaimer

The grant of the Option is exempt or excluded from the requirement to publish a prospectus under current securities rules as implemented in Austria.

Consumer Protection Information

The Optionee may be entitled to revoke the Agreement on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Agreement and the Plan:

(i)	The revocation must be made within one week after the acceptance of the Agreement.

(ii)

The revocation must be in written form to be valid. It is sufficient if the Optionee return the Agreement to the Company or the Company’s representative with language that can be understood as the Optionee’s refusal to conclude or honor the Agreement, provided the revocation is sent within the period discussed above.

Exchange Control Information

If the Optionee holds securities (including Shares acquired under the Plan) or cash (including proceeds from the sale of Shares and any cash dividends) outside of Austria (even if the Optionee holds them outside of Austria at a branch of an Austrian bank), the Optionee may be required to report certain information to the Austrian National Bank if certain thresholds are exceeded. The Optionee is encouraged to consult a personal legal or tax advisor to understand how these rules apply to his or her particular situation.

CHILE

Securities Law Information

Neither the Company nor the Shares are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.

Exchange Control Information

It is the Optionee’s responsibility to make sure that the Optionee complies with exchange control requirements in Chile when the value of his or her share transaction is in excess of US$10,000.

If the aggregate value of the Shares received under the Options exceeds US$10,000, the Optionee must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within 10 days of the settlement of the Options.

The Optionee is not required to repatriate funds obtained from the sale of Shares. However, if the Optionee decides to repatriate such funds, the Optionee must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, the Optionee must report the payment to a commercial bank or registered foreign exchange office receiving the funds.

If the Optionee’s aggregate investments held outside of Chile exceeds US$5,000,000 (including the investments made under the Plans), the Optionee must report the investments annually to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.

Please note that exchange control regulations in Chile are subject to change. The Optionee should consult with his or her personal legal advisor regarding any exchange control obligations that the Optionee may have prior to the exercise of the Options.

Annual Tax Reporting Obligation

The Chilean Internal Revenue (the “CIRS”) requires all taxpayers to provide information annually regarding: (i) the taxes paid abroad which they will use as a credit against Chilean income taxes, and (ii) the results of foreign investments. These annual reporting obligations must be complied with by submitting a sworn statement setting forth this information before March 15 of each year. The forms to be used to submit the sworn statement are Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad” and Tax Form 1851

“Annual Sworn Statement Regarding Investments Held Abroad.” If the Optionee is not a Chilean citizen and has been a resident in Chile for less than three years, the Optionee is exempt from the requirement to file Tax Form 1853. These statements must be submitted electronically through the CIRS website at http://www.sii.cl.

FRANCE

Awards Not Tax-Qualified

The Option is not intended to be a tax-qualified or tax-preferred award, including without limitation, under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code. The Optionee is encouraged to consult with a personal tax advisor to understand the tax and social insurance implications of the Option.

Securities Disclaimer

The participation in the Plan is exempt or excluded from the requirement to publish a prospectus under current securities rules as implemented in France.

Foreign Asset/Account Information

Optionee may hold Shares acquired upon exercise of the Option, any proceeds resulting from the sale of Shares or any dividends paid on such Shares outside of France, provided Optionee declares all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) with his or her annual income tax return. Failure to complete this reporting may trigger penalties.

Language Consent

In accepting the grant of the Option and this Agreement which provides for the terms and conditions of the Option, Optionee confirms that he or she has read and understood the documents relating to the Option (the Plan and this Agreement), which were provided in the English language. Optionee accepts the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée

En acceptant cette attribution gratuite d’actions et ce contrat qui contient les termes et conditions de cette attribution gratuite d’actions, l’employé confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat d’Attribution) qui lui ont été communiqués en langue anglaise. L’employé en accepte les termes en connaissance de cause.

ISRAEL

Securities Notification

The grant of the Option under the Plan is exempt from securities reporting and disclosure requirements with the Israel Securities Authority.

Tax Notification

The Option is not intended to qualify for tax qualified treatment in Israel, including without limitation, under Section 102 of the Israeli Ordinance and Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

MEXICO

Labor Law Acknowledgment

These provisions supplement Section 11 of the Agreement:

Modification. By accepting the Option, Optionee understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of the Optionee’s employment or service.

Policy Statement. The grant of the Option made under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company with registered offices in the United States of America, is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between the Optionee and the Company since you are participating in the Plan on a wholly commercial basis and the Optionee’s sole employer, if any, is the Company’s Mexican Affiliate, nor does it establish any rights between the Optionee and his or her employer, if any.

Plan Document Acknowledgment

By accepting the grant of the Option, the Optionee acknowledges that he or she has received copies of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

In addition, by signing the Agreement, the Optionee further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 11 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) none of the Affiliates or the Company is responsible for any decrease in the value of the Shares of stock underlying the Options.

Finally, the Optionee hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of Optionee’s participation in the Plan and therefore grant a full and broad release to the employer, the Company and any Affiliates with respect to any claim that may arise under the Plan.

NETHERLANDS

Prohibition Against Insider Trading

Optionee should be aware of the Dutch insider trading rules, which may affect the sale of Shares acquired under the Plan. In particular, Optionee may be prohibited from effecting certain share transactions if Optionee has insider information regarding the Company. Below is a discussion of the applicable restrictions. Optionee is advised to read the discussion carefully to determine whether the insider rules could apply to Optionee. If it is uncertain whether the insider rules apply, the Company recommends that Optionee consult with a legal advisor. The Company cannot be held liable if Optionee violate these Dutch insider trading rules. Optionee is responsible for ensuring compliance with these rules.

Dutch securities laws prohibit insider trading. As of July 3, 2016, the European Market Abuse Regulation (MAR), is applicable in the Netherlands. For further information, Optionee is referred to the website of the Authority for the Financial Markets (AFM): https://www.afm.nl/en/professionals/onderwerpen/marktmisbruik.

Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch Affiliate or Subsidiary of the Company may have inside information and thus are prohibited from making a transaction in securities in the Netherlands at a time when they have such inside information. By entering into this Agreement and participating in the Plan, Optionee acknowledges having read and understood the notification above and acknowledge that it is his or her responsibility to comply with the Dutch insider trading rules, as discussed herein.

Securities Disclaimer

The grant of the Option is exempt or excluded from the requirement to publish a prospectus under the current securities rules as implemented in the Netherlands.

SPAIN

Labor Law Acknowledgment

The following provision supplements Section 11 of the Agreement:

In accepting the Option, the Optionee consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.

The Optionee understands and agrees that the Company has unilaterally, gratuitously and discretionally decided to grant the Option under the Plan to individuals who may be employees of the Company and any Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Affiliates, over and above the specific terms of the Plan.

Consequently, the Optionee understands that the Option is granted on the assumption and condition that the Option and any Shares issued upon exercise of the Option are not part of any employment contract (either with the Company or any Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Optionee understands that the Option would not be granted to the Optionee but for the assumptions and conditions referred to herein; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Option and any right to the Option shall be null and void.

Further, the vesting of the Option is expressly conditioned on the Optionee’s continued employment, such that upon termination of employment, the Option may cease vesting immediately, effective on the date of the Optionee’s termination of employment (unless otherwise specifically provided in the Agreement and/or the Plan). In particular, the Optionee understands and agrees that any non-vested Options as of the date the Optionee is no longer actively employed or in service (unless otherwise specifically provided in the Agreement and/or the Plan) will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of termination of the Optionee’s employment by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.

Securities Law Information

The grant of the Option and the Shares issued pursuant to the exercise of the Option are considered a private placement outside the scope of Spanish laws on public offerings and issuances of securities. Neither the Plan nor the Agreement have been registered with the Comisión National del Mercado de Valores and do not constitute a public offering prospectus.

Exchange Control Information

The acquisition, ownership and disposition of Shares and must be declared for statistical purposes to the Dirección General de Comercio e Inversiones (the “DGCI”), which is a department of the Ministry of Economy and Competitiveness. If the Optionee acquires Shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGCI for the Optionee; otherwise, the resident Optionee will be required make the declaration by filing the appropriate form with the DGCI. Generally, the declaration must be made in January for Shares owned as of December 31 of) the prior year; however, if the value of Shares acquired or sold exceeds certain thresholds (or the Optionee holds 10% or more of the capital of the Company or such other amount that would entitle the Optionee to join the Company’s board of directors), the declaration must be filed within one (1) month of the acquisition or sale, as applicable.

Foreign Asset/Account Reporting Information

To the extent the Optionee holds rights or assets outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, such resident will be required to report information on such rights and assets on his or her annual tax return for such year. After such rights and assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000.

Further, the Optionee will be required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities (including shares of Shares acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.

Further, the Optionee is required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payments of cash or Shares made to the Optionee under the Plan) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the relevant year, exceed €1,000,000.

SWITZERLAND

Securities Law Notification

The grant of the Option is considered a private offering and therefore is not subject to securities registration in Switzerland.

UNITED KINGDOM

Securities Disclaimer

The grant of the Option is exempt from the requirement to publish a prospectus under current securities rules as implemented in the UK.

This Agreement is not an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the Options are exclusively available in the UK to bona fide employees and former employees and any other UK Subsidiary.

Section 431 Election

The Optionee agrees that, if so requested by the Company, Optionee shall, on exercise of the Option or on such earlier date as may be specified by the Company, enter into an irrevocable joint election with his or her employer pursuant to section 431 of Income Tax (Earnings & Pensions) Act 2003 (“ITEPA”) in a form specified by the Company that for the relevant tax purposes the market value of the Shares acquired (or to be acquired) by Optionee on exercise of the Option is to be calculated as if the Shares were not restricted securities (as defined in section 423 of ITEPA) and section 425 to 430 of ITEPA are not to apply to such Shares.

No Tax Qualification

The Option is not intended to be tax-qualified or tax-preferred under the tax rules or regulations of the United Kingdom.